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                                                                    Exhibit 12.1

SUNBASE ASIA INC

Statement re computation of ratios
----------------------------------

1.   Earnings to fixed charges

          Earnings          =      (276,539)      =         (2.36):1
     -----------------             ---------
       Fixed charges                117,239


2.   Net profit margin

       Net earnings         =      (276,539)      =         (59.1%)
     -----------------             ---------
         Net Sales                  468,087


3.   Return on capital employed

       Net earnings         =      (276,539       =         (1,446.9%)
     -----------------             --------
      Capital employed               19,112


4.   Current ratio

       Current assets       =      1,058,112      =         0.74:01
     -------------------           ---------
     Current liabilities           1,429,485


5.   Fixed asset turnover

           Sales            =      468,087        =         0.96 times
     -----------------             ---------
       Fixed assets                486,665